EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS HIGHER

THIRD QUARTER REVENUE AND EARNINGS

DURANGO, Colorado (January 13, 2015) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the third quarter and first nine months of FY2015 (the three and nine months ended November 30, 2014). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its subsidiary, U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

THIRD QUARTER HIGHLIGHTS

●

Net income attributable to RMCF shareholders increased 37.6 percent to $962,378, or $0.16 per basic share and $0.15 per diluted share, in the three months ended November 30, 2014, compared with net income attributable to RMCF shareholders of $699,174, or $0.11 per basic and diluted share, in the three months ended November 30, 2013.

●

Adjusted diluted earnings per share, a non-GAAP measure defined later in this release, improved 30.8 percent to $0.17 per share in the quarter ended November 30, 2014, compared with $0.13 per share in the quarter ended November 30, 2013.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, increased 50.5 percent to $2,078,000 in the third quarter of FY2015, versus $1,381,000 in the third quarter of the previous fiscal year.

●

The Company’s U-Swirl subsidiary reported a net loss of ($12,646) in the three months ended November 30, 2014, which represented a 94 percent reduction in net loss relative to the prior-year quarter, when U-Swirl reported a net loss of ($197,616).

●

The Company announced a further expansion of its international franchising activities with the signing of a Licensing Agreement in the Republic of the Philippines and the Company’s subsidiary, U-Swirl, announced the signing of a master licensing agreement for its CherryBerry frozen yogurt brand in the Canadian Province of British Columbia.

●

Total revenue increased 13.8 percent to approximately $10.6 million in the most recent quarter, compared with approximately $9.3 million in the year-earlier quarter. Same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.9 percent in the quarter ended November 30, 2014, when compared with the same period in the prior year.

●

The Company’s franchisees and licensees opened 2 international Rocky Mountain Chocolate Factory licensed stores, 2 co-branded U-Swirl stores and 1 co-branded Cold Stone Creamery stores during the quarter ended November 30, 2014. U-Swirl franchisees opened 3 self-serve frozen yogurt cafés in the quarter ended November 30, 2014.

●

The Company announced that, at its Annual Meeting of Shareholders on February 19, 2015, shareholders will be asked to vote on a proposal to approve the reorganization of the Company pursuant to which the present company will become a subsidiary of a newly formed Delaware corporation (i.e., holding company) with the same name, Rocky Mountain Chocolate Factory, Inc. The proposed change in structure more accurately reflects the scope of the Company’s current operations and its future direction.

●

The Company repurchased 99,511 shares of its common stock at an average price of $12.19 during the third quarter of FY2015, following the repurchase of 55,000 shares of RMCF common stock at an average price of $12.58 per share in the second quarter of the current fiscal year.

●	On December 12, 2014, the Company paid its 46th consecutive quarterly cash dividend to shareholders, in the amount of $0.11 per share.

MANAGEMENT COMMENTS

“We are pleased to report a strong operating and financial performance for the third quarter of Fiscal 2015, when compared with last year’s third fiscal quarter,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Improved operating results in our chocolate franchising, retailing and manufacturing business, combined with a 94 percent reduction in the net loss recorded by U-Swirl, Inc., allowed the Company to post a 36.4 percent increase in diluted GAAP earnings per share for the quarter ended November 30, 2014, when compared with the prior-year period. The most recent quarter was marked by healthy gains in factory sales, franchise fees and royalty/marketing fees, partially offset by lower retail sales, in the chocolate business. Meanwhile, U-Swirl benefited from increased franchise royalties and fees associated with the acquisition of franchised locations, along with cost savings due to restructuring, partially offset by higher costs associated with the increase in franchised units.”

“We are also pleased with the initial results of our re-configuration of U-Swirl’s management team, which was completed in the third quarter of FY2015,” continued Merryman. “U-Swirl has already recognized certain benefits from greater economies of scale, reductions in corporate overhead, and a rationalization of expense structures within the network of self-serve frozen yogurt brands that it has acquired over the past couple of years. The new corporate management team at U-Swirl is comprised of experienced executives with decades of experience in finance, operations and franchise marketing and support activities that we believe is capable of improving the subsidiary’s overall performance metrics while enhancing the support provided to its franchisees. The self-serve frozen yogurt industry continues to be challenged by an excessive number of retail locations relative to product demand, and declining same-store sales are forcing many franchisors and their franchisees to close underperforming cafés or pursue exit strategies. While such an environment tests the mettle of all industry participants, it also presents attractive acquisition opportunities for well-managed consolidators with strong negotiating skills, franchise and marketing support capabilities, and financial resources. Backed by the Rocky Mountain Chocolate Factory team, which has more than 33 years of franchising experience, we believe our U-Swirl subsidiary has the potential to deliver long-term value to our shareholders as a profitable leader in the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry.”

“Our year-to-date Fiscal 2015 GAAP operating results were negatively impacted by certain non-recurring restructuring, acquisition and asset impairment charges that were primarily associated with structural and management changes at U-Swirl. However, we are pleased to report that our non-GAAP adjusted earnings per share rose 8.3 percent to $0.52 per diluted share during the first nine months of Fiscal 2015, versus $0.48 in the corresponding period of the previous fiscal year, and we are optimistic that the Company’s profitability will improve further during the current quarter and the upcoming fiscal year.”

“On a longer-term basis, we are confident that our international expansion, co-branding, sales channel expansions with unique new products, and frozen yogurt industry consolidation strategies will significantly benefit the operating results of Rocky Mountain Chocolate Factory,” commented Franklin Crail, the Company’s Founder and Chief Executive Officer. “In order to facilitate the achievement of our long-term strategic objectives, we will soon ask our shareholders to approve the reorganization of Rocky Mountain Chocolate Factory, Inc. into a newly formed holding company domiciled in Delaware. At our upcoming Annual Meeting on February 19, 2015, shareholders will cast their votes for or against such reorganization. Our Board of Directors and management team believe that implementation of the holding company structure will provide the Company with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware should allow the Company to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.”

THIRD QUARTER OPERATING RESULTS

For the quarter ended November 30, 2014, revenue increased 13.8 percent to approximately $10.6 million, compared with revenue of approximately $9.3 million in the quarter ended November 30, 2013. The increase was attributable to higher factory sales, along with increased franchise, royalty and marketing fees, partially offset by a decline in retail sales.

Same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.9 percent in the most recent quarter when compared with the quarter ended November 30, 2013.

Total factory sales increased 13.8 percent to approximately $7.5 million in the third quarter of FY2015, due primarily to a 105.4 percent increase in shipments of product to customers outside the Company’s network of franchise retail locations, higher same-store sales, and a 0.3 percent increase in same-store pounds purchased by domestic franchised stores, partially offset by lower shipments to the franchised store network due to a 5.8 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. Factory adjusted gross margin improved by 110 basis points to 31.9 percent of factory sales in the most recent quarter, compared with 30.8 percent a year earlier. The increase in factory gross margin was due primarily to a shift in product mix to higher margin products and a decrease in transportation costs, partially offset by an increase in certain raw materials costs.

Retail sales declined 11.3 percent to approximately $1.0 million in the third quarter of FY2015, relative to approximately $1.2 million in the prior-year period. The decrease was primarily due to the closing and/or sale of underperforming Company-owned stores. Same-store sales at Company-owned locations increased 2.8 percent in the quarter ended November 30, 2014 when compared with the quarter ended November 30, 2013. Retail gross margin increased to 62.4 percent of retail sales in the quarter ended November 30, 2014, from 59.3 percent of retail sales in the quarter ended November 30, 2013.

Royalties and marketing fees rose 19.4 percent to approximately $1.7 million in the most recent quarter, compared with approximately $1.4 million a year earlier, due to a 60.7 percent increase in the number of domestic franchise stores in operation that primarily reflected U-Swirl’s acquisition of the CherryBerry, Yogli Mogli and Fuzzy Peach franchise systems in January and February 2014 and the associated increase in franchise revenue. This increase was partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation from 223 in the quarter ended November 30, 2013, to 210 during the quarter ended November 30, 2014. During the quarter ended November 30, 2014, the Company’s franchisees and licensees opened 2 international Rocky Mountain Chocolate Factory licensed stores, 2 co-branded U-Swirl stores and 1 co-branded Cold Stone Creamery store. U-Swirl franchisees opened 3 self-serve frozen yogurt cafés in the quarter ended November 30, 2014. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees rose 422 percent to approximately $275,100 in the quarter ended November 30, 2014, versus approximately $52,700 in the year-earlier quarter, primarily due to the execution of two international master license agreements in the most recent quarter, compared with no master license agreements in the third quarter of the previous year.

Income from operations increased 54.7 percent in the most recent quarter to approximately $1.6 million, compared with approximately $1.0 million a year earlier. The improvement in operating income resulted from higher gross profits and a reduction in retail operating expenses, partially offset by increased franchise, sales and marketing, general and administrative, and depreciation and amortization costs.

Net interest expense totaled $44,500 in the quarter ended November 30, 2014, compared with net interest income of $16,700 in the year-earlier quarter. The increase in interest expense was associated with an increase in outstanding debt from a promissory note entered into in January 2014 to fund business acquisitions.

Net income attributable to the Company’s shareholders increased 37.6 percent to $962,378, or $0.16 per basic share and $0.15 per diluted share, in the quarter ended November 30, 2014, compared with net income attributable to RMCF shareholders of $699,174, or $0.11 per basic and diluted share, in the quarter ended November 30, 2014.

U-Swirl recorded net loss of ($12,646) in the quarter ended November 30, 2014, compared with a net loss of ($197,616) in the prior-year quarter.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the quarter ended November 30, 2014 improved 30.7 percent to $1,099,000, or $0.17 per diluted share, compared with $841,000, or $0.13 per diluted share, in the third quarter of the previous fiscal year.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) for the quarter ended November 30, 2014 increased 50.5 percent to $2,078,000, versus $1,381,000 in the third quarter of the previous fiscal year.

NINE-MONTH OPERATING RESULTS

For the nine months ended November 30, 2014, revenue increased 7.9 percent to approximately $30.3 million, compared with revenue of approximately $28.1 million in the nine months ended November 30, 2013. The revenue increase was attributable to increased factory sales, royalty/marketing fees, and franchise fees, partially offset by a slight reduction in retail sales, relative to the prior-year period.

Same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.5 percent in the nine months ended November 30, 2014 when compared with the corresponding period of the prior year.

Total factory sales increased 2.7 percent to approximately $18.2 million in the nine months ended November 30, 2014, versus approximately $17.7 million a year earlier, primarily due to a 33.2 percent increase in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores, partially offset by a 2.1 percent decrease in same-store pounds of product purchased by franchised stores and a 6.2 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. Factory gross margin declined by 90 basis points to 31.1 percent of factory sales in the nine months ended November 30, 2014, compared with 32.0 percent a year earlier. The decline in factory gross margin was due primarily to an increase in the costs of certain raw materials, including chocolate, and a decline in manufacturing efficiencies associated with 2.3 percent lower production volumes relative to the nine months ended November 30, 2013.

Retail sales decreased 0.8 percent to approximately $4.9 million in the nine months ended November 30, 2014, versus approximately $5.0 million in the year-earlier period, due to the closure or sale of certain underperforming stores operated by the Company. Same-store sales at all Company-owned locations decreased 0.2 percent in the nine months ended November 30, 2014 when compared with the nine months ended November 30, 2013. Retail gross margin improved to 65.5 percent of retail sales in the first nine months of FY2015, versus 64.7 percent of retail sales in the first nine months of FY2014.

Royalties and marketing fees rose 33.3 percent to approximately $6.8 million in the nine months ended November 30, 2014, compared with approximately $5.1 million in the prior-year period, due to an increase of 61.2 percent in the number of domestic franchise stores in operation, primarily resulting from U-Swirl acquisitions, partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

Franchise fees increased 22.9 percent to approximately $480,400 in the nine months ended November 30, 2014, versus approximately $390,900 in the year-earlier period, primarily as a result of the sale of three Company-owned U-Swirl cafés and the associated franchise fees in the nine months ended November 30, 2014 when compared with the prior-year period.

Income from operations declined 1.9 percent in the nine months ended November 30, 2014 to approximately $4.3 million, compared with approximately $4.4 million in the prior-year period. The decline in operating income resulted from $709,212 in non-recurring restructuring and acquisition-related expenses in the first half of FY2015, whereas no such expenses were incurred in the prior-year period.

Net interest expense totaled $140,000 in the nine months ended November 30, 2014, compared with net interest income of $44,000 in the year-earlier period. The increase in interest expense was due to an increase in outstanding debt from a promissory note entered into in January 2014 to fund acquisitions.

Net income attributable to the Company’s shareholders decreased 12.2 percent to $2,551,068, or $0.41 per basic share and $0.40 per diluted share, in the nine months ended November 30, 2014, compared with net income attributable to RMCF shareholders of $2,906,265, or $0.48 per basic share and $0.45 per diluted share, in the nine months ended November 30, 2013.

U-Swirl recorded a 246 percent improvement in net income, which totaled $450,595 in the nine months ended November 30, 2014, compared with net income of $130,255 in the corresponding period of the previous fiscal year.

Adjusted net income (a non-GAAP measure) for the nine months ended November 30, 2014 improved 9.1 percent to $3,344,000, or $0.52 per diluted share, compared with $3,066,000, or $0.48 per diluted share, in the nine months ended November 30, 2013.

Adjusted EBITDA (a non-GAAP measure) for the nine months ended November 30, 2014 increased 21.5 percent to $6,772,000, versus $5,574,000 in the prior-year period.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. RMCF believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, RMCF believes that adjusted EBITDA and adjusted earnings per share are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, RMCF uses adjusted EBITDA and adjusted earnings per share as measures of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

Cash Dividends

On December 12, 2014, the Company paid its 46th consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on November 28, 2014.

Investor Conference Call

The Company will host an investor conference call today, January 13, 2015, at 4:15 p.m. Eastern Time (EST), to discuss its operating results for the quarter and nine months ended November 30, 2014, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EST on January 13, 2015 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, January 20, 2015 at 5:00 p.m. EST by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D.# 10058178.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of January 12, 2015 the Company, its subsidiaries and its franchisees operated 605 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	November 30, 2014	November 30, 2014
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	208
Company-Owned Stores	0	5
Cold Stone Creamery	1	66
International License Stores	2	73
U-Swirl, Inc.
Franchise Stores	3	247
Company-Owned Stores	0	9
International License Stores	0	6
Total	6	614

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	November 30, 2014	February 28, 2014
Current Assets	$19,098	$16,992
Total Assets	$37,870	$37,466
Current Liabilities	$8,568	$7,958
Stockholder's Equity	$22,909	$22,165

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2014	2013	2014	2013
Revenues
Factory sales	$7,538	$6,622	71.4%	71.4%
Royalty and marketing fees	1,702	1,426	16.1%	15.4%
Franchise fees	275	53	2.6%	0.6%
Retail sales	1,046	1,179	9.9%	12.7%
Total Revenues	10,561	9,280	100.0%	100.0%

Costs and expenses
Cost of sales	5,528	5,062	52.3%	54.5%
Franchise costs	559	511	5.3%	5.5%
Sales and marketing	608	556	5.8%	6.0%
General and administrative	1,231	1,146	11.7%	12.3%
Retail operating	724	803	6.9%	8.7%
Depreciation and amortization	357	198	3.4%	2.1%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Total Costs and Expenses	9,007	8,276	85.3%	89.2%

Income from operations	1,554	1,004	14.7%	10.8%

Other income (expense)
Interest expense	(61)	-	-0.6%	0.0%
Interest income	16	17	0.2%	0.2%
Other, net	(45)	17	-0.4%	0.2%

Income before income taxes	1,509	1,021	14.3%	11.0%

Provision for income taxes	555	407	5.3%	4.4%

Consolidated Net income	954	614	9.0%	6.6%

Less: Net (loss) income attributable to non-controlling interest	(8)	(85)	-0.1%	-0.9%

Net income attributable to RMCF	$962	$699	9.1%	7.5%

Basic Earnings Per Common Share	$0.16	$0.11

Diluted Earnings Per Common Share	$0.15	$0.11

Weighted Average Common Shares Outstanding	6,162,829	6,115,860

Dilutive Effect of Employee Stock Options	218,027	364,692

Weighted Average Common Shares Outstanding, Assuming Dilution	6,380,856	6,480,552

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2014	2013	2014	2013
Revenues
Factory sales	$18,184	$17,704	59.9%	63.0%
Royalty and marketing fees	6,752	5,064	22.3%	18.0%
Franchise fees	480	391	1.6%	1.4%
Retail sales	4,925	4,962	16.2%	17.6%
Total Revenues	30,341	28,121	100.0%	100.0%

Costs and expenses
Cost of sales	14,229	13,790	46.9%	49.0%
Franchise costs	1,624	1,509	5.4%	5.4%
Sales and marketing	1,838	1,524	6.1%	5.4%
General and administrative	3,817	3,625	12.6%	12.9%
Retail operating	2,697	2,588	8.9%	9.2%
Depreciation and amortization	1,097	670	3.6%	2.4%
Restructuring and acquisition related charges	709	-	2.3%	0.0%
Total Costs and Expenses	26,011	23,706	85.7%	84.3%

Income from operations	4,330	4,415	14.3%	15.7%

Other income (expense)
Interest expense	(183)	-	-0.6%	0.0%
Interest income	43	44	0.1%	0.2%
Other, net	(140)	44	-0.5%	0.2%

Income before income taxes	4,190	4,459	13.8%	15.9%

Provision for income taxes	1,369	1,502	4.5%	5.3%

Consolidated Net income	2,821	2,957	9.3%	10.5%

Less: Net (loss) income attributable to non-controlling interest	270	51	0.9%	0.2%

Net income attributable to RMCF	$2,551	$2,906	8.4%	10.3%

Basic Earnings Per Common Share	$0.41	$0.48

Diluted Earnings Per Common Share	$0.40	$0.45

Weighted Average Common Shares Outstanding	6,171,327	6,094,529

Dilutive Effect of Employee Stock Options	265,153	329,927

Weighted Average Common Shares Outstanding, Assuming Dilution	6,436,480	6,424,456

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended November 30,		Change
	2014	2013
GAAP: Income from Operations	$1,554	$1,004	54.8%
Depreciation and Amortization	357	198
Equity Compensation Expense	167	179
Impairment and Restructuring	-	-
Non-GAAP, adjusted EBITDA	$2,078	$1,381	50.5%

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Nine Months Ended November 30,		Change
	2014	2013
GAAP: Income from Operations	$4,330	$4,415	-1.9%
Depreciation and Amortization	1,097	670
Equity Compensation Expense	636	489
Impairment and Restructuring	709	-
Non-GAAP, adjusted EBITDA	$6,772	$5,574	21.5%

GAAP RECONCILIATION

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended November 30,		Change
	2014	2013
GAAP: Net Income	$962	$699	37.6%
Income tax adjustment to Statutory Rate of 37%	(3)	29
Equity Compensation Expense	105	113
Impairment and Restructuring	-	-
Net expense on derivative fair value	35	-
Non-GAAP, adjusted Net Income	$1,099	$841	30.7%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.17	$0.13	30.8%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Nine Months Ended November 30,		Change
	2014	2013
GAAP: Net Income	$2,551	$2,906	-12.2%
Income tax adjustment to Statutory Rate of 37%	(181)	(148)
Equity Compensation Expense	401	308
Impairment and Restructuring	447	-
Net expense on derivative fair value	126	-
Non-GAAP, adjusted Net Income	$3,344	$3,066	9.1%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.52	$0.48	8.3%